Ugly Duckling Reports Fourth Quarter 2001 Results



CONTACTS:             Bob Fulton - Treasurer
                      (602) 852-6600
                      Investor Relations - Ugly Duckling Corporation
                      Investor-relations@uglyduckling.com

                    UGLY DUCKLING REPORTS FOURTH QUARTER AND
         TWELVE MONTH RESULTS, AND CLOSING OF GOING PRIVATE TRANSACTION

PHOENIX - March 4, 2002 - Ugly Duckling Corporation (Nasdaq NM: UGLY), the largest used car sales company focused exclusively on the sub-prime market, today reported its fourth quarter and twelve month financial results for 2001. The Company also reported that today it completed the merger of the Company into UDC Acquisition Corp., the final step in the going private transaction initiated last year by its chairman, Mr. Ernest Garcia II.

The Company reported total revenues of $121,292,000 and a net loss of $6,067,000, or ($0.49) per diluted share, for the three months ended December 31, 2001 and total revenues of $571,378,000 and a net loss of $9,698,000, or ($0.79) per diluted share, for the twelve months ended December 31, 2001. This compares to total revenues of $135,214,000 and a net loss of $2,451,000, or ($0.20) per diluted share, for the three months ended December 31, 2000 and total revenues of $603,001,000 and net earnings of $9,063,000, or $0.67 per diluted share, for the twelve months ended December 31, 2000.

The fourth quarter 2001 results included $1,094,000 in privatization expenses and $1,827,000 in restructuring charges and the year ended December 31, 2001 included $1,577,000 in privatization expenses and $2,451,000 in restructuring charges. The privatization expenses relate to the tender offers made by Mr. Ernest C. Garcia II, the Chairman of the Board and largest shareholder to purchase all of the outstanding shares of the Company's common stock not already owned by him. The restructuring charges relate to numerous cost savings initiatives taken in 2001 to reduce operating expenses, including relocation of its company headquarters in August of 2001, consolidation of servicing operations in the first and second quarters of 2001 and a reduction in force of primarily corporate staff in November 2001. These cost savings initiatives are expected to decrease annual operating expenses by approximately $5.2 million. The Company made a further reduction in staff in January 2002 expected to result in approximately an additional $1.7 million reduction in annual operating expenses.

The year-end results reflect a significant increase in the Provision for Credit Losses ("Provision") for the year to 35.4% of the amount financed versus 30.1% in the previous year. In the fourth quarter 2001 the Provision was 35.5% of originations. The Company's policy is to maintain an Allowance for Credit Losses ("Allowance") for all loans in its portfolio to cover estimated net charge offs

       1 of 9

for the next twelve months. Our loans have experienced lifetime losses in the 31% to 34% range for the past few years. With origination growth over this time we have been able to maintain an adequate Allowance in accordance with Company policy and GAAP by providing between 27% and 31% of the amount financed. As the speed of the portfolio growth has slowed due to reduced loan originations, an increase in Provision as a percentage of loan originations is necessary, unless there is a significant decrease in loss rates.

The Company implemented higher credit standards in 2001 and has begun to improve the underlying credit quality mix of its originations. As a result, the 2001 originations are performing better to date than prior year originations.
Offsetting these improvements are the effects of the recession and the performance of loans originated prior to 2001 that do not have the benefit of the new higher credit standards and are emerging at loss levels higher than previously estimated. Based on all these factors, the Company increased its Provision to a level sufficient to bring the Allowance balance as of December 31, 2001 to a level adequate to cover its estimate of net charge offs for the next twelve months.

Greg Sullivan, President and Chief Executive Officer stated, "As expected, we needed to take an additional Provision for credit losses in the fourth quarter above 31% of new originations related primarily to prior year originations. We are pleased, however, that the 2001 originations are performing better to date than prior year originations due in large part to higher credit standards implemented this year and the improved credit mix of 2001 originations. We believe this will have a favorable impact on future credit performance. Nevertheless, the length and depth of the economic recession will continue to affect the loan portfolio performance and sales volumes as we look ahead.

While sales are up thus far in 2002, we anticipate sales volumes for the year will be similar to 2001 as we continue to focus on lower credit risk customers. We will benefit in 2002 from the steps taken in this past year to reduce corporate overhead and improve operational efficiencies. Our liquidity position is also strong and the interest rate environment is favorable for our cost of borrowings. As a result, absent worsening economic circumstances, the Company believes it will see a return to profitability in 2002."

Quarter over Quarter Results
For the three months ended December 31, 2001, the Company reported a net loss of $6,067,000, or ($0.49) per diluted share, compared with a net loss for the same period of 2000 of $2,451,000, or ($0.20) per diluted share. As discussed above, the decrease in earnings in 2001 is primarily attributable to the Company's decision to increase its Allowance for Credit Losses through an increased Provision, decreased sales volume, restructuring costs and expenses related to the tender offer. The Provision was $31,086,000, an amount approximating 35.5% of originations. While this Provision is above the 27% to 31% range of the past several years, it is 3.3% lower than the 38.8% Provision as a percent of originations recorded for the three months ended December 31, 2000. The effective Provision rate for all of 2000 was 30.1% of new originations.

Total revenues for the fourth quarter of 2001 declined to $121,292,000 from $135,214,000 for the fourth quarter of 2000, a decrease of approximately 10.3%. The decrease in total revenue is due to a 21.2% reduction in the number of cars sold from 11,874 in 2000 to 9,353 in 2001, partially offset by an increase in interest income. The decrease in sales is primarily due to the Company's commitment to originating higher quality loans as well as a general weakening in the economy.
       2 of 9


While used car sales declined during the fourth quarter of 2001 versus 2000, the loan portfolio remained relatively unchanged with a 1.2% increase in interest income to $33,274,000 in the fourth quarter of 2001 from $32,881,000 in the fourth quarter of 2000. The Company's loan portfolio principal balance totaled $514,699,000 at December 31, 2001 compared to $514,946,000 at December 31, 2000.
New loan originations for the quarter totaled $87,452,000 declining 13.3% from $100,822,000 during the fourth quarter of 2000. The effect of decreased used car sales was partially offset by an increase in the quarter's average amount financed to $9,424 in 2001 from $8,464 in the fourth quarter of 2000. The increase in the average amount financed is due to an increase in the average base pretax sales price to $9,411 for the fourth quarter of 2001 versus $8,618 for the same period of the previous year. The increase in sales price is due to the Company's decision to purchase a larger number of higher end vehicles than have been purchased in the past. Further, in the fourth quarter of 2001, the Company has begun to sell a premium car to higher credit grade scoring customers. The Company has generally maintained a consistent dollar net profit margin thereby passing the entire benefit of the more expensive car on to the customer.

Operating expenses for the fourth quarter of 2001 increased 4.7% to $35,217,000 versus $33,628,000 for the fourth quarter of 2000. As previously discussed, this increase is partially attributable to $1,094,000 of privatization expenses and $1,827,000 of restructuring charges.

Twelve-Month Results
For the twelve months ended December 31, 2001, the Company reported a net loss of $9,698,000, or ($0.79) per diluted share, compared with net earnings for the same period of 2000 of $9,063,000, or $0.67 per diluted share. The net loss before extraordinary item was $10,042,000 or ($0.82) per share for the twelve months ended December 31, 2001 and the net income before extraordinary item was $9,063,000 or $0.67 per share for the twelve months ended December 31, 2000. The Provision was $151,071,000; an amount approximating 35.4% of originations, for the twelve months ended December 31, 2001. This Provision as a percent of the twelve-month period's originations is 5.3% higher than the 30.1% Provision as a percent of originations recorded for the twelve months ended December 31, 2000.

Total revenues declined to $571,378,000 from $603,001,000 for the twelve months ended December 31, 2001 and 2000, respectively, a decrease of approximately 5.2% due to a decline in used cars sold partially offset by an increase in interest income. For the reasons discussed above, the number of cars sold decreased 16.1% to 47,718 cars sold in the twelve-month period ended December 31, 2001 from 56,870 cars sold in the twelve-month period ended December 31, 2000. Offsetting the impact of lower sales was an increase in interest income for the twelve months ended December 31, 2001 of 14.4% to $137,018,000 versus $119,719,000 for the comparable twelve-month period in 2000.

New loan originations have declined 9.7% to $426,221,000 during 2001 from $472,091,000 during 2000, also a result of the decrease in cars sold. The effect of decreased used car sales was partially offset by an increase in the average amount financed to $8,980 in 2001 from $8,331 in 2000. The increase in the average amount financed is due to an increase in the overall average sales price to $9,103 for the twelve months ended December 31, 2001 versus $8,498 for the same period of the previous year.

Operating expenses for the twelve months ended December 31, 2001 increased 1.7% to $143,805,000 versus $141,353,000 for the same period of the previous year. This is partially attributable to the privatization expenses and restructuring charges. For the twelve months ended December 31, 2001, privatization costs were approximately $1,577,000 and restructuring charges were $2,451,000.
       3 of 9

Loan Charge offs
Loan charge offs for the three months ended December 31, 2001 and 2000, net of recoveries, were $43,686,000 and $39,021,000, respectively. As a percentage of quarter's average principal balances, net charge offs for the two quarters were 8.3% and 7.6%, respectively. For the twelve-month periods ended December 31, 2001 and 2000, net charge offs were $148,738,000 and $115,755,000, respectively. Net charge offs as a percentage of average principal balances for the same periods were 28.9% and 26.5%, respectively.

Chairman's Offer to take the Company Private and Closing of Merger
As previously announced, UDC Acquisition Corp., an entity controlled by Ugly Duckling's Chairman, Mr. Ernest Garcia, and Ugly Duckling's President and Chief Executive Officer, Gregory B. Sullivan, successfully completed its amended tender offer for the common stock of Ugly Duckling not owned by Mr. Garcia, Mr. Sullivan or their affiliates. As of the expiration of the offer on January 16, 2002, UDC Acquisition Corp. owned or controlled over 92% of the company's outstanding shares when combined with the shares already owned by Mr. Garcia, Mr. Sullivan and their affiliates. Today, UDC Acquisition Corp. completed a short form merger with and into Ugly Duckling Corporation. This action was taken without any further action by Ugly Duckling shareholders. In connection with the merger, the Company's common stock was delisted from trading on the Nasdaq National Market. The Company also reported that it has entered into a settlement of the Delaware litigation related, in part, to the going private transaction. The settlement is subject to final court approval.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest operator of used car dealerships focused exclusively on the sub-prime market. The Company underwrites, finances and services sub-prime contracts generated at its 76 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

                                  ************

This press release includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. We claim the protection of the safe-harbor for our forward-looking statements. Forward-looking statements are often characterized by the words "may," "anticipates," "believes," "estimates," "projects," "expects" or similar expressions and do not reflect historical facts. Forward-looking statements in this release may relate, among other matters, to: adverse economic conditions; anticipated financial results, such as a return to and/or higher profitability; the ultimate success of the Company's business model and any changes to the business model, such as higher credit standards and the sale of premium cars; improvements in collection and loan performance, including 2001 originations; improving operating performance and the realization of reduced operating expenses from cost savings initiatives; the adequacy of our liquidity; our continued access to the credit markets; our ability to retain our inventory and warehouse lines of credit; and a favorable interest rate environment. Forward-looking statements include risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect our results of financial condition generally and cause or contribute to differences from these forward-looking statements include, but are not limited to: any decline in consumer acceptance of our car sales strategies or marketing campaigns; any inability of the Company to finance its operations in light of a tight credit market for the sub-prime industry; any deterioration in the used car finance industry; increased competition in the used car sales and finance industry; adverse economic conditions; any inability of the Company to monitor and improve its underwriting and collection processes; any changes in estimates and assumptions in, and the ongoing adequacy of, our allowance for credit losses; any inability of the Company to continue to reduce operating expenses as a percentage of sales; any material litigation against us or material, unexpected developments in existing litigation; and any new or revised accounting, tax or legal guidance that adversely affect used car sales or financing. Other factors are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors," "Factors That

       4 of 9
May Affect Future Results and Financial Condition" and "Factors That May Affect Future Stock Performance" in our most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 attached to any such Form 10-Q) and elsewhere in our Securities and Exchange Commission filings. There may also be other factors that we are currently unable to identify or quantify, but that may arise or become known in the future. Forward-looking statements speak only as of the date the statement was made. By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this report. References to Ugly Duckling Corporation as the largest chain of buy-here pay-here used car dealerships in the United States is management's belief based upon the knowledge of the industry and not on any current independent third party study.

                            [Financial Tables Follow]

























       5 of 9











                            UGLY DUCKLING CORPORATION
                         Consolidated Operating Results

         (In thousands, except cars sold and earnings per share amounts)
                                   (Unaudited)

                                                 Three Months Ended         Twelve Months Ended
                                                      December 31,              December 31,
                                              ------------------------------------------------------
                                                  2001        2000          2001          2000
                                              ------------------------------------------------------

Cars Sold                                           9,353      11,874        47,718         56,870
                                              ======================================================

Total Revenues                                $   121,292  $  135,214    $  571,378    $   603,001
                                              ======================================================

Sales of Used Cars                            $    88,018  $  102,333    $  434,360    $   483,282
Less:
   Cost of Used Cars Sold                          51,897      56,129       247,999        268,248
   Provision for Credit Losses                     31,086      39,094       151,071        141,971
                                              ------------------------------------------------------
                                                    5,035       7,110        35,290         73,063
                                              ------------------------------------------------------
Other Income (Expense):
   Interest Income                                 33,274      32,881       137,018        119,719
   Portfolio Interest Expense                     (6,957)     (8,354)      (30,457)       (26,698)
                                              ------------------------------------------------------
      Net Interest Income                          26,317      24,527       106,561         93,021
                                              ------------------------------------------------------

Income before Operating Expenses                   31,352      31,637       141,851        166,084
Operating Expenses:
     Selling and Marketing                          5,189       6,008        25,134         28,756
     General and Administrative                    27,697      25,279       109,159        103,532
     Depreciation and Amortization                  2,331       2,341         9,512          9,065
                                              ------------------------------------------------------
        Operating Expenses                         35,217      33,628       143,805        141,353
                                              ------------------------------------------------------

Income (loss) before Other Interest Expense       (3,865)     (1,991)       (1,954)         24,731
Other Interest Expense                              2,527       2,226        11,175          9,463
                                              ------------------------------------------------------

Earnings (loss) before Income Taxes               (6,392)     (4,217)      (13,129)         15,268
Income Taxes (Benefit)                              (325)     (1,766)       (3,087)          6,205
                                              ------------------------------------------------------

Earnings (loss) before Extraordinary Item         (6,067)     (2,451)      (10,042)          9,063
Extraordinary Item - Gain on early
    extinguishment of debt, net                      -           -              344            -
                                              ------------------------------------------------------
Net Earnings (loss)                           $   (6,067)  $  (2,451)    $  (9,698)    $     9,063
                                              ======================================================

Earnings (loss) per Common Share before Extraordinary Item:
   Basic                                      $    (0.49)  $   (0.20)    $   (0.82)    $      0.67
                                              ======================================================
   Diluted                                    $    (0.49)  $   (0.20)    $   (0.82)    $      0.67
                                              ======================================================
Net Earnings (loss) per Common Share:
   Basic                                      $    (0.49)  $   (0.20)    $   (0.79)    $      0.67
                                              ======================================================
   Diluted                                    $    (0.49)  $   (0.20)    $   (0.79)    $      0.67
                                              ======================================================
Weighted Average Shares Used in Computation:
   Basic  Shares Outstanding                       12,275      12,364        12,286         13,481
                                              ======================================================
   Diluted Shares Outstanding                      12,275      12,364        12,286         13,627
                                              ======================================================

       6 of 9

                            UGLY DUCKLING CORPORATION
                   Consolidated Operating Expenses and Related
                  Information (In thousands, except dealerships
                        open and used cars sold amounts)
                                   (Unaudited)



                                                            Three Months Ended                      Twelve Months Ended
                                                               December 31,                             December 31,
                                                  ---------------------------------------  ---------------------------------------
   Segment Information:                                  2001                2000                 2001                2000
   --------------------                           -------------------  ------------------  -------------------  ------------------
     Retail Operations:
       Selling and Marketing                         $      5,189        $      6,008         $     25,134        $     28,756
       General and Administrative                          11,468              13,020               54,848              56,373
       Depreciation and Amortization                        1,410               1,272                5,518               4,677
                                                  -------------------  ------------------  -------------------  ------------------
          Retail Operations                                18,067              20,300               85,500              89,806
                                                  -------------------  ------------------  -------------------  ------------------
     Portfolio Expense:
       Portfolio - General and Administrative               9,169               8,101               31,822              27,005
       Portfolio - Depreciation and Amortization              238                 270                  970               1,128
                                                  -------------------  ------------------  -------------------  ------------------
          Portfolio Expense                                 9,407               8,371               32,792              28,133
                                                  -------------------  ------------------  -------------------  ------------------
     Corporate Expense:
       Corporate  - General and Administrative              7,060               4,158               22,489              20,154
       Corporate - Depreciation and Amortization              683                 799                3,024               3,260
                                                  -------------------  ------------------  -------------------  ------------------
          Corporate Expense                                 7,743               4,957               25,513              23,414
                                                  -------------------  ------------------  -------------------  ------------------
   Operating Expense                                       35,217              33,628              143,805             141,353
                                                  ===================  ==================  ===================  ==================

   Total Operating Exp. - % of Total Revenues               29.0%               24.9%                25.2%               23.4%
                                                  ===================  ==================  ===================  ==================

   Other Information:
   Dealerships Open - End of period                            76                  77                   76                  77
                                                  ===================  ==================  ===================  ==================
   Used Cars Sold                                           9,353              11,874               47,718              56,870
                                                  ===================  ==================  ===================  ==================
   Principal Balances Originated                     $     87,452        $    100,822         $    426,221        $    472,091
                                                  ===================  ==================  ===================  ==================
   Provision as % of Originations                           35.5%               38.8%                35.4%               30.1%
                                                  ===================  ==================  ===================  ==================

   Retail Operating Expenses  - Per Car Sold:
       Selling and Marketing                         $        555        $        506         $        527        $        506
       General and Administrative                           1,226               1,097                1,149                 991
       Depreciation and Amortization                          151                 107                  116                  82
                                                  -------------------  ------------------  -------------------  ------------------
    Total Retail Operations - Per Car Sold           $      1,932        $      1,710         $      1,792        $      1,579
                                                  ===================  ==================  ===================  ==================

   Corporate Expenses:
   Per Car Sold                                      $        828        $        417         $        535        $        412
                                                  ===================  ==================  ===================  ==================
   As % of Total Revenues                                    6.4%                3.7%                 4.5%                3.9%
                                                  ===================  ==================  ===================  ==================

Loan Servicing Expenses - % of Loan Portfolio:
   Managed Principal Balances:
   Dealership Originations                           $    514,699        $    519,005         $    514,699        $    519,005
   Serviced for Others                                        -                 1,220                  -                 1,220
                                                  -------------------  ------------------  -------------------  ------------------
                                                     $    514,699        $    520,225         $    514,699        $    520,225
                                                  ===================  ==================  ===================  ==================
   Loan Servicing Expenses (Annualized) as
     % of Managed Principal Balances                         7.3%                6.4%                 6.4%                5.4%
                                                  ===================  ==================  ===================  ==================

       7 of 9


                            UGLY DUCKLING CORPORATION
                           Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                           December 31,      December 31,
                                                               2001             2000
                                                         -----------------------------------
ASSETS
Cash and Cash Equivalents                                $         8,572   $          8,805
Finance Receivables, Net                                          495,254           500,469
Note Receivable from Related Party                                 12,000            12,000
Inventory                                                          58,618            63,742
Property and Equipment, Net                                        37,739            38,679
Intangible Assets, Net                                             11,569            12,527
Other Assets                                                       17,406            11,724
Net Assets of Discontinued Operations                               6,499             4,175
                                                         -----------------------------------
                                                         $        647,657  $        652,121
                                                         ===================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Accounts Payable                                      $          2,850  $          2,239
   Accrued Expenses and Other Liabilities                          38,250            36,830
   Notes Payable - Portfolio                                      377,305           406,551
   Other Notes Payable                                             52,510            16,579
   Subordinated Notes Payable                                      31,259            34,522
                                                         -----------------------------------
     Total Liabilities                                            502,174           496,721
                                                         -----------------------------------
Stockholders' Equity:
     Preferred Stock $.001 par value, 10,000 shares
          authorized none issued and outstanding                      -                 -
     Common Stock $.001 par value, 100,000 shares
        Authorized 18,774 and 18,764 issued and 12,275
        and 12,292 outstanding, respectively                           19                19
   Additional Paid-in Capital                                     173,741           173,723
   Retained Earnings                                               12,074            21,772
   Treasury Stock, at cost                                       (40,351)          (40,114)
                                                         -----------------------------------
     Total Stockholders' Equity                                   145,483           155,400
                                                         -----------------------------------
                                                         $        647,657  $        652,121
                                                         ===================================

       8 of 9












                            UGLY DUCKLING CORPORATION
         Finance Receivables and Allowance for Credit Losses Information
                                 (In thousands)
                                   (Unaudited)

                                                                                         December 31,       December 31,
                                                                                             2001               2000
                                                                                      --------------------------------------
Contractually Scheduled Payments                                                      $         694,572  $         696,220
Unearned Finance Charges                                                                      (179,873)          (181,274)
                                                                                      --------------------------------------
Principal Balances, net                                                                         514,699            514,946
Accrued Interest                                                                                  5,824              5,655
Loan Origination Costs                                                                            6,635              7,293
                                                                                      --------------------------------------
     Principal Balances, net                                                                    527,158            527,894
Investments Held in Trust                                                                        69,996             71,139
Residuals in Finance Receivables Sold                                                               -               1,136
                                                                                      --------------------------------------
Finance Receivables                                                                             597,154            600,169
Allowance for Credit Losses                                                                   (101,900)           (99,700)
                                                                                      --------------------------------------
Finance Receivables, net                                                              $         495,254  $         500,469
                                                                                      ======================================


                                                                                               Twelve Months Ended
                                                                                                  December 31,
Allowance Activity:                                                                           2001              2000
                                                                                      --------------------------------------
Balance, Beginning of Period                                                           $         99,700  $          76,150
Provision for Credit Losses                                                                     151,071            141,971
Other Allowance Activity                                                                          (133)            (2,666)
Net Charge Offs                                                                               (148,738)          (115,755)
                                                                                      --------------------------------------
Balance, End of Period                                                                $         101,900  $          99,700
                                                                                      ======================================
Allowance as % Ending Principal Balances, net                                                     19.8%              19.4%
                                                                                      ======================================

Charge off Activity:
Principal Balances                                                                    $       (187,149)  $       (149,734)
Recoveries, Net                                                                                  38,411             33,979
                                                                                      --------------------------------------
Net Charge Offs                                                                       $       (148,738)  $       (115,755)
                                                                                      ======================================

                                                                         Managed Loans Outstanding
                                                ----------------------------------------------------------------------------
                                                         Principal Balances                     Number of Loans
                                                ----------------------------------------------------------------------------
December 31,                                           2001            2000              2001               2000
                                                ----------------------------------------------------------------------------
Principal - Managed                             $        514,699   $     519,005             82,254               84,864
Less:  Principal - Securitized and Sold                      -             4,059                -                  2,266
                                                ----------------------------------------------------------------------------
Principal - Retained on Balance Sheet           $        514,699   $     514,946             82,254               82,598
                                                ============================================================================

                                                                                         December 31,       December 31,
Days Delinquent:                                                                             2001               2000
                                                                                      --------------------------------------
Current                                                                                           64.5%             66.1%
1-30 Days                                                                                         26.2%             26.1%
31-60 Days                                                                                         5.6%              4.7%
61-90 Days                                                                                         3.7%              3.1%
                                                                                      --------------------------------------
Total Portfolio                                                                                  100.0%            100.0%
                                                                                      ======================================

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